Exhibit 99.1

MiMedx Welcomes Robert B. Stein, M.D., Ph.D., to Head Revitalized R&D Efforts

Pharmaceutical and Biotech Executive to Focus on Product and Pipeline Development Priorities

MARIETTA, Ga., August 10, 2020 — MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or “the Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced the addition of Robert B. Stein, M.D., Ph.D., as Executive Vice President, Research and Development, effective August 10, 2020. Noted for significant contributions and accomplishments in medical research and development, Dr. Stein brings to MiMedx more than 40 years of drug discovery and development experience across multiple pharmaceutical and biotechnology companies. He has served as a lead contributor in the discovery and registration of eight marketed drugs, and is experienced in product development, including in the areas of molecular and cellular biology, biochemistry, animal pharmacology, drug metabolism, and safety assessment, among others.

Timothy R. Wright, MiMedx Chief Executive Officer, commented, “The science of regenerative tissue technology holds tremendous promise for the millions of people who suffer with chronic, difficult-to-heal wounds – and our commitment is to advance category science and demonstrate value so that patients can access the care they need. Dr. Stein’s arrival at MiMedx validates our commitment to be a category leader. A highly regarded and respected industry scientist, he brings the extensive development, regulatory and registration expertise we need to advance the rigor of placenta-based science, and accelerate the transition of our category in line with recent FDA guidance. MiMedx is investing in Research and Development as core to our future portfolio and pipeline, and Dr. Stein is known for creating and advancing best-in-class treatment options, with a patient-centric focus on achieving the best outcomes.”

Dr. Stein added, “Throughout my career I’ve been drawn to research efforts and companies that are taking on meaningful and challenging health problems. MiMedx is taking the next steps to further the science and better understand the clinical potential of placental tissue to bring improved healing to more people in need. My role is to continually enhance the rigor of our strong scientific foundation that will more clearly inform our pipeline and expand the Company’s potential to address significant areas of unmet clinical need.”

About Robert B. Stein, M.D., Ph.D.

After completing his Bachelors of Science with honors, earning a double major in both biology and chemistry at Indiana University, Dr. Stein received his M.D. and Ph.D. in Physiology and Pharmacology and completed his internship, residency and Board Certification in Anatomic and Clinical Pathology, all at Duke University. Following residency, Dr. Stein worked at Merck, with contributions to Cozaar, Sustiva, and Gardasil. He was then recruited as the first head of Research and Development for Ligand Pharmaceuticals, with responsibility for building the Research and Development organization and programs targeting various nuclear hormone receptors. This work led to eight pharmaceutical partnerships and six marketed medicines, including two SERMs (Fablyn and Viviant), three novel retinoids (Panretin, Targetin gel and capsules), and Promacta, the small molecule Thrombopoietin mimetic.

After six years at Ligand, he became Executive Vice President, Research and Pre-clinical Development for DuPont-Merck and DuPont pharmaceuticals, leading to the registration of Sustiva and Innohep and the discovery and advancement of blockbuster Eliquis, subsequently registered by Bristol Myers Squibb Company. Following the acquisition of DuPont by Bristol Myers Squibb, Dr. Stein joined Incyte Pharmaceuticals as President, R&D and Chief Scientific Officer, spearheading the transition from genomics to drug discovery and development. Following Incyte, Dr. Stein became President of Roche Palo Alto LLC, where he built Roche’s Translational Medicine capabilities, served on the Global Early Development Committee, Global Biologics Steering Committee, and Joint Roche-Genentech Steering Committee. Dr. Stein then joined Kinemed, a translational medicine company as Chief Executive Officer.

Following Kinemed, Dr. Stein served as President, R&D, for Agenus, an immuno-oncology company, with responsibility for the development of their R&D organization, and the advancement of four checkpoint modulatory antibodies and a personalized neo-epitope-directed cancer vaccine to Phase 1 trials. He also led the generation of a best-in-class TCR discovery and optimization effort. He served as a full time Senior Advisor, R&D, to Agenus and AgenTus from March 2017 to October 2019. During this time, Agenus advanced 13 monoclonal antibodies into the clinic and formed significant partnerships with Incyte, Merck, UCB, and Gilead. The two most advanced Agenus products, AGEN2034 (PD-1 antagonist monoclonal antibody) and AGEN1884 (CTLA-4 antagonist monoclonal antibody) are on track for potential BLA submission in 2020.

Dr. Stein is deeply experienced in the lab, including in the areas of molecular and cellular biology, biochemistry, enzymology, animal pharmacology, virology, drug metabolism, and safety assessment. He also has extensive experience in Translational Medicine and Early Clinical Development. He has led groups of over 1,000 scientists and physicians for over 15 years, supervising work in all the major therapeutic areas. In addition, Dr. Stein serves on the board of directors for a number of private and public company boards, and acts as an advisor to a multiple clients and academic institutions.

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied more than 1.9 million allografts to date. For additional information, please visit www.mimedx.com.

Contact:

Hilary Dixon

Investor Relations & Corporate Communications

770.651.9066

investorrelations@mimedx.com